Exhibit 99.1

West Corporation 11808 Miracle Hills Drive Omaha, NE 68154	AT THE COMPANY: David Pleiss Investor Relations (402) 963-1500 dmpleiss@west.com

West Corporation Reports Fourth Quarter and Full Year 2011 Results

and Provides 2012 Guidance

OMAHA, NE, February 1, 2012 – West Corporation, a leading provider of technology-driven communication services, today announced its fourth quarter and full year 2011 results.

Financial Summary (unaudited)

(Dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Percent Change	2011	2010	Percent Change
Revenue	$624.9	$599.4	4.2%	$2,491.3	$2,388.2	4.3%
Adjusted EBITDA[1]	$168.2	$162.8	3.3%	$681.4	$654.7	4.1%
Adjusted EBITDA Margin	26.9%	27.2%		27.3%	27.4%
Cash Flows from Operations	$57.6	$18.6	209.7%	$348.2	$312.8	11.3%
Cash Flows used in Investing	$(37.5)	$(24.8)	NM	$(329.4)	$(137.9)	NM
Cash Flows used in Financing	$0.2	$(32.8)	NM	$(23.2)	$(133.7)	NM
Net Income (Loss)	$21.2	$(3.6)	NM	$127.5	$60.3	111.4%

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results

For the fourth quarter of 2011, revenue was $624.9 million compared to $599.4 million for the same quarter of the previous year, an increase of 4.2 percent. Revenue from acquired entities2 was $21.9 million during the fourth quarter of 2011. The Unified Communications segment had revenue of $333.8 million in the fourth quarter of 2011, an increase of 9.7 percent over the same quarter of the previous year. The Communication Services segment had revenue of $293.5 million in the fourth quarter of 2011, 1.1 percent lower than the fourth quarter of 2010. The Company’s platform-based businesses3 had revenue of $431.2 million in the fourth quarter of 2011, an increase of 6.0 percent over the previous year.

For the year ended December 31, 2011, revenue was $2,491.3 million compared to $2,388.2 million for 2010, an increase of 4.3 percent. Revenue from platform-based businesses increased 8.6 percent in 2011 to $1,759.0 million while revenue from agent-based services decreased 3.5 percent in 2011 to $741.5 million.

Adjusted EBITDA for the fourth quarter of 2011 was $168.2 million, or 26.9 percent of revenue, compared to $162.8 million, or 27.2 percent of revenue, for the fourth quarter of 2010. For the year ended December 31, 2011, Adjusted EBITDA was $681.4 million, or 27.3 percent of revenue. A reconciliation of Adjusted EBITDA to cash flow from operating activities is presented below.

During the fourth quarter, the Company amended restricted stock agreements with certain officers and employees of the Company to provide for immediate vesting of all shares awarded under its 2006 Executive Incentive Plan that were outstanding for more than five years. The non-cash amortization charge for this modification was $18.5 million.

Cash flows from operations was $57.6 million for the fourth quarter of 2011. For the year 2011, cash flows from operations was $348.2 million, 11.3 percent higher than 2010.

Balance Sheet and Liquidity

At December 31, 2011, West Corporation had cash and cash equivalents totaling $93.8 million and working capital of $203.5 million. Interest expense was $65.9 million during the three months ended December 31, 2011 compared to $70.4 million during the comparable period last year. The Company’s Adjusted EBITDA to net debt ratio was 4.99x at December 31, 2011.

[2]

Revenue from entities acquired includes the acquisitions of Twenty First Century Communications, PostCTI, Unisfair and Smoothstone in the Unified Communications segment and the acquisitions of Specialty Pharmacy Network, Contact One and PivotPoint in the Communication Services segment.

[3]	Platform-based businesses include the Unified Communications segment, Intrado and West Interactive.

During the fourth quarter of 2011, the Company completed the conversion of its Class L Common Stock into shares of Class A Common Stock. Each share of the Company’s outstanding Class L Common Stock was converted into 40.29 shares of Class A Common Stock. Following the conversion, the Company reclassified all of its Class A Common Stock into a single class of Common Stock.

During the fourth quarter of 2011, the Company invested $47.8 million in capital expenditures primarily for software and computer equipment. For the full year 2011, the Company invested $120.1 million, or 4.8 percent of revenue, in capital expenditures.

2012 Guidance

For 2012, the Company expects the results presented below. This guidance includes the results of HyperCube assuming a late first quarter 2012 closing, but assumes no additional acquisitions or changes in the current operating environment or exchange rates. The two most significant exchange rates used for 2012 guidance are the British Pound Sterling at 1.5448 and the Euro at 1.2905.

	2011 Actual	2012 Guidance
Revenue ($B)	$2.491	$2.650 - $2.705
Adjusted EBITDA ($M)	$681.4	$690 - $720
Cash Flows from Operations ($M)	$348.2	$345 - $380
Capital Expenditures ($M)	$120.1	$125 - $135

The Company estimates that platform-based services will represent approximately 71 percent of 2012 revenue. Assuming the Company’s results are within the guidance stated above and no additional acquisitions or refinancing transactions are made in 2012, the Company expects its Adjusted EBITDA to net debt ratio to decrease from 4.99x at the end of 2011 to between 4.65x and 4.75x at the end of 2012.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, February 2, 2011 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; security and privacy breaches of the systems West uses to protect personal data; the cost of pending and future litigation; the cost of defending West against intellectual property infringement claims; extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments.

West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected operating data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Revenue	$624,884	$599,431	4.2%	$2,491,325	$2,388,211	4.3%
Cost of services	281,060	273,029	2.9%	1,113,289	1,057,008	5.3%
Selling, general and administrative expenses	249,201	215,812	15.5%	909,908	911,022	-0.1%

Operating income	94,623	110,590	-14.4%	468,128	420,181	11.4%
Interest expense, net	65,931	70,352	-6.3%	269,416	252,469	6.7%
Refinancing expense	—	52,804	NM	—	52,804	NM
Other expense (income), net	(4,317)	(3,261)	-32.4%	(5,815)	(5,872)	1.0%

Income (loss) before tax	33,009	(9,305)	454.7%	204,527	120,780	69.3%
Income tax	11,821	(5,742)	305.9%	77,034	60,476	27.4%

Net income (loss)	$21,188	$(3,563)	694.7%	$127,493	$60,304	111.4%

SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$333,783	$304,399	9.7%	$1,364,032	$1,220,216	11.8%
Communication Services	293,497	296,665	-1.1%	1,137,900	1,173,945	-3.1%
Intersegment eliminations	(2,396)	(1,633)	-46.7%	(10,607)	(5,950)	-78.3%

Total	$624,884	$599,431	4.2%	$2,491,325	$2,388,211	4.3%

Depreciation & Amortization:
Unified Communications	$21,545	$20,799	3.6%	$85,566	$87,278	-2.0%
Communication Services	22,448	21,168	6.0%	86,342	83,052	4.0%

Total	$43,993	$41,967	4.8%	$171,908	$170,330	0.9%

Operating Income:
Unified Communications	$72,466	$77,902	-7.0%	$363,226	$320,411	13.4%
Communication Services	22,157	32,688	-32.2%	104,902	99,770	5.1%

Total	$94,623	$110,590	-14.4%	$468,128	$420,181	11.4%

Operating Margin:
Unified Communications	21.7%	25.6%	-15.2%	26.6%	26.3%	1.1%
Communication Services	7.5%	11.0%	-31.8%	9.2%	8.5%	8.2%

Total	15.1%	18.4%	-17.9%	18.8%	17.6%	6.8%

SELECTED OPERATING DATA ($M):
Cash flow from operations	57.6	18.6	209.1%	348.2	312.8	11.3%
Term loan facility	1,916.4	1,933.6
Senior and senior subordinated notes	1,600.0	1,600.0

Revenue from platform-based services ($M) (3)	431.2	406.7	6.0%	1,759.0	1,619.9	8.6%
Revenue from agent-based services ($M)	196.0	192.7	1.7%	741.5	768.3	-3.5%

	Condensed Balance Sheets
	Dec. 31,	Dec. 31,	%
	2011	2010	Change
Current assets:
Cash and cash equivalents	$93,836	$97,793	-4.0%
Trust and restricted cash	16,446	15,122	8.8%
Accounts receivable, net	413,813	366,419	12.9%
Deferred income taxes receivable	10,068	29,968	-66.4%
Prepaid assets	37,042	33,667	10.0%
Other current assets	50,581	34,058	48.5%

Total current assets	621,786	577,027	7.8%
Net property and equipment	350,855	341,366	2.8%
Goodwill	1,762,635	1,629,396	8.2%
Other assets	492,242	457,461	7.6%

Total assets	$3,227,518	$3,005,250	7.4%

Current liabilities	$418,300	$363,562	15.1%
Long-term obligations	3,500,940	3,518,141	-0.5%
Other liabilities	204,691	162,602	25.9%

Total liabilities	4,123,931	4,044,305	2.0%

Class L common stock	—	1,504,445	NM

Stockholders’ deficit	(896,413)	(2,543,500)	64.8%

Total liabilities and stockholders’ deficit	$3,227,518	$3,005,250	7.4%

NM: Not Meaningful

[3]	Platform-based services includes Unified Communications, Intrado and West Interactive

Reconciliation of Financial Measures

The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, share based compensation, taxes, depreciation and amortization, minority interest, non-recurring litigation settlement costs, other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries, or “Adjusted EBITDA.” Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants, although the precise adjustments used to calculate Adjusted EBITDA included in our credit facility and indentures vary in certain respects among such agreements and from those presented below. Set forth below is a reconciliation of Adjusted EBITDA to cash flows from operations.

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Cash flow from operating activities	$57,579	$18,627	$348,187	$312,829
Income tax expense	11,821	(5,742)	77,034	60,476
Deferred income tax expense	(1,294)	(10,111)	(23,716)	(20,837)
Interest expense, net of amortization	66,107	70,360	269,863	252,724
Refinancing expense	—	52,804	—	52,804
Amortization of debt issuance costs	(3,393)	(23,254)	(13,449)	(35,263)
Other	399	(9)	2,288	(652)
Changes in operating assets and liabilities, net of business acquisitions	32,127	54,703	11,952	16,466
Acquisition synergies and transaction costs	5,358	1,941	14,314	5,035
Site closures, settlements and other costs	1,422	842	2,233	6,365
Non-cash foreign currency loss (gain)	(2,725)	(492)	(6,454)	1,199
Litigation costs	768	3,174	(895)	3,504

Adjusted EBITDA	$168,169	$162,843	$681,357	$654,650

Amounts in thousands	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Cash flows from operating activities	$57,579	$18,627	$348,187	$312,829
Cash flows used in investing activities	$(37,474)	$(24,781)	$(329,441)	$(137,896)
Cash flows used in financing activities	$162	$(32,785)	$(23,180)	$(133,651)

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